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                                   EXHIBIT 11

                             THE FINOVA GROUP INC.
                       Computation of Earnings Per Share
                 (Dollars in Thousands, except per share data)


                                                 Quarter Ended                           Nine Months Ended
                                                 September 30,                             September 30,
                                       ----------------------------------        ---------------------------------
                                           1995                 1994                  1995                1994
                                       -------------        -------------        -------------        ------------
 Net income/earnings available
   to common shareholders              $      25,150        $      22,257        $      71,147        $     50,951
                                       =============        =============        =============        ============

 Average common shares
  outstanding before
  common equivalents                      27,370,000           28,233,000           27,515,000          23,965,000

 Common equivalent stock
   options                                   401,000              387,000              330,000             319,000
                                       -------------        -------------        -------------        ------------
 Average outstanding common
   and equivalent shares                  27,771,000           28,620,000           27,845,000          24,284,000
                                       =============        =============        =============        ============
 Earnings per common
  and equivalent share                 $        0.91        $        0.78        $        2.56        $       2.10
                                       =============        =============        =============        ============






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